CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
China Insonline Corp.

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 of our report dated September 28, 2009, relating to the consolidated financial statements of China Insonline Corp. and Subsidiaries as of and for the years ended June 30, 2009 and 2008, which appears in the China Insonline Corp. Annual Report on Form 10-K for the year ended June 30, 2009, filed with the Securities and Exchange Commission on October 13, 2009.

/s/ Weinberg & Company, P.A.
WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
June 29, 2010